Exhibit 10.16
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
[CEO Form]
Mallinckrodt Pharmaceuticals
2024 Stock and Incentive Plan (“Plan”)

TERMS AND CONDITIONS
OF
SECOND AMENDED AND RESTATED RESTRICTED UNIT AWARD
RESTRICTED UNIT AWARD (“Award”) granted on February 2, 2024 (the “Grant Date”), as amended and restated as of August 5, 2024, and as further amended and restated as of December 2, 2024.
1.Grant of Restricted Units. Mallinckrodt plc (the “Company”) has granted you [____] Restricted Units subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.
2.Amount and Form of Payment. Each Restricted Unit represents one (1) Ordinary Share and vested Restricted Units will be redeemed solely for Shares, subject to Section 10. Any Share issued pursuant to a Restricted Unit shall be paid up to its par value on issuance by a subsidiary of the Company or as otherwise determined by the Company.
3.Dividends. Each unvested Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Restricted Units and shall be paid as of the same date payment for the Restricted Units occurs.
4.Vesting. The Restricted Units shall vest in three equal installments on each of the first three (3) anniversaries of January 1, 2024 (the “Vesting Commencement Date”), subject to your continued service through the applicable vesting date. To the extent not already vested, the Restricted Stock Units will become fully vested on a Change in Control, subject to your continued service through a Change in Control. Payment of vested Restricted Units and associated DEUs shall be made no later than the last day of the calendar year in which the vesting date occurs. If your employment terminates before full (100%) vesting, you will forfeit the unvested portion of Restricted Units and associated DEUs. However, notwithstanding the foregoing or anything to the contrary in the Plan, if your employment terminates due to Normal Retirement (as defined in that certain employment agreement dated as of February 2, 2024 by and between you and ST Shared Services LLC (the “Employment Agreement”)), Early Retirement, death, Disability, or a termination by the Company without Cause or by you with Good Reason, Restricted Units and associated DEUs subject to this Award will become vested to the extent set forth in Section 5 or Section 5 and 6, as applicable, and such vested amounts shall be paid in accordance with the provisions of Section 5 or 6, as applicable.
5.Early Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting provisions described in Section 4, Restricted Units subject to this Award will vest if your Termination of Employment is a result of your Early Retirement, Normal Retirement, Disability or death as follows:
(i)Early Retirement. If your employment terminates as a result of your Early Retirement, you will be entitled to pro rata vesting of a portion of the Restricted Unit Award equal to the total number of Restricted Units subject to this Award, multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the Vesting Commencement Date, and the denominator of which is 36, minus any Restricted Units subject to this Award that previously vested. Subject to the delay in payment described in Section 22 that applies if you are a “specified employee” upon your Termination of Employment, payment of such vested amounts shall be made within 30 days of your Termination of Employment; provided that, you shall not have the right, directly or indirectly, to choose the taxable year of payment.
(ii)Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement, your death or a Disability, then you will become fully vested in all Restricted Units subject to this Award on the date of your Normal Retirement, death or Termination of Employment due to Disability. Subject to the delay in payment described in Section 22 that applies if you are a “specified employee” upon your Termination of Employment as a result of your Normal Retirement or Disability (but not your death), payment of such vested amounts shall be made within 30 days of your Termination of Employment; provided that, you shall not have the right, directly or indirectly, to choose the taxable year of payment.

6.Termination of Employment by the Company without Cause or by you with Good Reason. Notwithstanding the vesting provisions described in Section 4, upon your Termination of Employment by the Company without Cause or by you with Good Reason, all of the Restricted Units subject to this Award shall vest as of the effective date of the Release (as defined in the Employment Agreement). Subject to the delay in payment described in Section 22 that applies if you are a “specified employee” upon your Termination of Employment, payment of such vested amounts shall be made within 30 days of your Termination of Employment; provided that, you shall not have the right, directly or indirectly, to choose the taxable year of payment.
7.Change in Control. For purposes of these Terms and Conditions, a Change in Control shall be defined as set forth in the Plan and shall also include: (i) a sale or disposition [***], or (ii) a sale or disposition [***]. For the avoidance of doubt, such modified Change in Control definition shall apply for determining whether or not a termination is or is not a Change in Control Termination.
8.Withholdings. Prior to the issuance or delivery of any Shares subject to this Award, the Company shall withhold a number of Shares having a Fair Market Value as of such date equal to the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined in good faith by the Company, provided, however, that prior to withholding Shares, the Company shall give you a reasonable, advance opportunity to elect to satisfy such withholding obligations via making a cash payment to the Company in lieu of having Shares withheld. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award or delay such issuance or delivery of the proceeds from the sale of such Shares, if you do not comply with such obligations.
9.Transfer of Award. You may not transfer this Award or any interest in Restricted Units except by will or the laws of descent and distribution or pursuant to your spouse, or your lineal descendants (whether by blood or adoption) or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are you, your spouse or your lineal descendants (whether by blood or adoption) (each, a “Permitted Transferee”); provided that, following any such transfer, the Permitted Transferee shall be bound by all of these Terms and Conditions and the Plan, and any such terms and conditions that relate to termination of employment or service shall apply to such Permitted Transferee upon your termination of employment or service. Any other attempt to transfer this Award or any interest in Restricted Units is null and void.
10.Adjustments and Buybacks.
(i)In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, or other returns of value to shareholders not heretofore described, the Committee shall, in its good faith and reasonable discretion, equitably adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.
(i)In the event the Company initiates any tender offer or broad based repurchase of Shares from shareholders of the Company, then you shall be given a reasonable advance opportunity to elect to receive the consideration received per Share by shareholders in any such tender offer or repurchase (the “Buy-Back Consideration”) for some or all of your Restricted Units which Buy-Back Consideration shall be delivered to you at the same time as Shares would otherwise have been issued to you pursuant to the Restricted Units. The Company shall provide opportunities for the funds to be held in a Rabbi Trust or other similar arrangement in order for you to be able to notionally invest the Buy-Back Consideration in investment alternatives selected by the Company in its sole discretion.
11.Restrictions on Payment of Shares. Payment of Shares for Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
(i)The Shares covered by this Award will be duly listed, upon official notice of issuance, on a nationally recognized stock exchange; and
(ii)A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole good faith discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.
12.Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities.
13.Governing Terms. The vesting of Restricted Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee, in its good faith and reasonable discretion, prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions shall constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan; provided that, for purposes of these Terms and Conditions, “Fair Market Value” shall not include any discount for minority interest or lack of marketability (but, for the avoidance of doubt, shall otherwise be determined in accordance with the Plan). If there is any conflict between the terms of the Plan and these Terms and Conditions, these Terms and Conditions shall govern. By accepting this Award, you acknowledge receipt of the Plan, as in effect on the Grant Date. Notwithstanding anything to the contrary in these Terms and Conditions or the Plan, any determination with respect to the character of your Termination of Employment or the breach of any restrictive covenant by you shall be subject to de novo review.
14.Executive Financial Recoupment Program. Notwithstanding any other provision of this Award to the contrary, any Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recovery, repayment, or other action in accordance with the terms of the Company’s policy with respect to its Executive Financial Recoupment Program, as it may be amended from time to time, subject to the terms of Section 13.13 of the Employment Agreement (the “Recoupment Policy”), Section 4.1 of the Plan and applicable securities laws. By accepting this Award, you agree and consent to the Company’s application, implementation, and enforcement of (a) the Recoupment Policy, (b) Section 4.1 of the Plan, and (c) any provision of applicable law relating to the cancellation, recovery, or repayment of compensation under this Award, and expressly agree that the Company may take such actions as are necessary or desirable to effectuate the Recoupment Policy, Section 4.1 of the Plan, any similar policy, or applicable law without further consent or action being required of you. To the extent the terms of this Award and the Recoupment Policy (or similar policy or applicable securities laws) conflict, the terms of such policy shall govern.
15.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Restricted Units, including amounts awarded, unvested, or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.

16.No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of restricted units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any restricted units, or benefits in lieu of restricted units, even if restricted units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Restricted Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan, except as otherwise provided in this Award or your Employment Agreement.
17.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
18.Entire Agreement and Amendment. These Terms and Conditions, the Plan, and any other Company policies specifically referred to herein constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing with your written consent and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary, as determined in its good faith and reasonable discretion, to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company in good faith reasonably deems it necessary to comply with applicable law and using all reasonable efforts to endeavor not to diminish the intended economic benefits of this Award.
19.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
20.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
21.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
22.Code Section 409A Compliance. This Award is subject to Code Section 409A, and the provisions contained in Section 7.11 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions. Therefore, payment upon vesting under Sections 4, 5 or 6 of these Terms and Conditions shall be delayed for 6 months following your Termination of Employment if you are a “specified employee” as described in Section 7.11 of the Plan and such delay is necessary to avoid taxation under Section 409A. To the extent any payments or settlements under this Award become due as a result of a Change in Control, as modified by Section 7, payment shall be made at a time as is necessary to avoid taxation under Code Section 409A.

23.Governing Law. This Award and these Terms and Conditions shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
24.Put Right. During the 90-day period following each of (a) the 90th day following the third (3rd) anniversary of the Grant Date and (b) the 90th day following the fifth (5th) anniversary of the Grant Date (each, a “Put Period”), you will have the option to require the Company (via written notice to the Company (the “Put Notice”)) to repurchase either 50% or 100% of the Shares you receive in settlement of the Restricted Units under this Award (the “Put Shares”), provided that you have not been terminated for Cause; and provided further that your heirs and representatives (if you are incapacitated following Disability) shall have the right to exercise the Put Right in the event of your death or Disability) and your compliance with any applicable restrictive covenants in all material respects through any such purchase date (the “Put Right”). Following your exercise of the Put Right, the Company shall be required to repurchase the Put Shares within 90 days following the Put Notice at a price equal to the Fair Market Value on the date of repurchase; provided that if the Company determines reasonably and in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to you, at the Company’s election, to (a) delay the consummation of the repurchase until up to forty‑five (45) days following the date that the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the purchase price in respect of the Put Shares until the expiration of such forty‑five (45) day period or (c) consummate the repurchase but make payment of the purchase price in respect of the Put Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Put Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined reasonably and in good faith, by the Company at the direction of the Board and subject to your reasonable agreement. On the date of the Put Notice and no more than fifteen (15) days prior to the purchase date, you shall (i) make the customary representations and warranties in connection with the redemption (if applicable) and sale of the Put Shares, including that you (x) have good and marketable title to the applicable Put Shares and (y) have due power and authority to execute and deliver any documents to sell, transfer, assign and deliver the Put Shares and (ii) transfer the Put Shares subject to the Put Notice to the Company, free and clear of all liens, other than liens in favor of the Company or its affiliates. For the avoidance of doubt, the limitations set forth in this Put Right shall not limit your ability to participate in any other Company-sponsored share repurchase programs, subject to the terms and conditions of any such share repurchase programs.
25.Repurchase Right. In the event that the Company exercises the Repurchase Option and determines reasonably and in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to you, at the Company’s election, to (a) delay the consummation of the repurchase up to forty-five (45) days following the date that the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the purchase price in respect of such Repurchase Shares until the expiration of such forty-five (45) day period or (c) to consummate the repurchase but make payment of the Repurchase Price in respect of the Repurchase Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Repurchase Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined, reasonably and in good faith, by the Company at the direction of the Board and subject to your reasonable agreement.
26.Acceptance. In order to receive this Award, you must electronically acknowledge and accept on the Company’s designated third party equity administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions. By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded. If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.
Electronic Signature
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